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                                                                EXHIBIT 99
                              ITEM 5. OTHER EVENTS


                             [SEE ATTACHED EXHIBIT]
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RYDER SYSTEM, INC. DECLARES DIVIDEND DISTRIBUTION OF

PREFERRED SHARE PURCHASE RIGHTS



         Miami, Florida, March 8, 1996 -- The Board of Directors of Ryder System, Inc. (NYSE: R) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Ryder System, Inc. common stock. The dividend distribution will be made on March 18, 1996 payable to shareholders of record on that date.

         The Rights will be exercisable only if a person or group acquires 10% or more of Ryder's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 10% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of the Company's currently existing Cumulative Preferred Stock, Series C at an exercise price of $100. Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         If a person or group acquires 10% or more of Ryder's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Ryder's common shares having a market value of twice such price. If Ryder is acquired in a merger or other business combination transaction after a person has acquired 10% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at
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the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 10% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the Series C Preferred Stock) per Right.

         The Rights will expire on March 18, 2006. The Rights distribution is not taxable to shareholders.